EXHIBIT 10.1

*CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

THIRD AMENDMENT TO LICENSE AGREEMENT

Reference is made to the Amended and Restated License Agreement dated January 13, 2015 between Tapestry, Inc. (“Licensor”) and Movado Group, Inc. and Swissam Products Limited (collectively “Licensee”), as amended by the First Amendment dated January 6, 2020 and the Second Amendment dated August 25, 2021 (collectively, the “License Agreement”). This third amendment to the License Agreement (“Third Amendment”) is effective as of July 1, 2022 (the “Third Amendment Effective Date”). Capitalized terms used but not defined in this Third Amendment have the meanings given to such terms in the License Agreement. Each of Licensor and Licensee is a “Party” and are collectively the “Parties.”

WHEREAS the Parties desire to amend certain provisions of the License Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.
Marketing and Advertising. From and after the Third Amendment Effective Date, Section

12.13 of the License Agreement is deleted in its entirety and replaced with the following new Section 12.13:

12.13 During the term, Licensee shall create and provide Licensor and each approved Retailer (including Online Watch Retailers) with such photographs of each SKU of Licensed Products as are necessary for Licensor and such Retailers to advertise the Licensed Products on the Websites, including one hero image and two alternative images (the “Product Images”). During the term, Licensor shall create and provide Licensee (which in turn shall provide each approved Retailer (including Online Watch Retailers)) with artwork, photographs (excluding the Product Images), lists, and descriptions of Licensed Products, editorial content, product sequencing, and related products (i.e., “suggested sells”), approved forms of Licensor’s logos, trademarks, trade names, and other materials reasonably necessary for Licensor and any Retailers (including Online Watch Retailers) to advertise the Licensed Products on the Websites (collectively, together with the Product Images, “Content”). All Content shall be owned by Licensor. Any display of Content on the Websites or otherwise shall be subject to Licensor’s prior written consent. In respect of Licensor’s costs associated with creating, producing and delivering the Content, Licensee shall pay to Licensor [***] (the “Content Fee”), to be paid within thirty (30) days after receipt of invoice from Licensor; provided that Licensee shall be entitled to deduct from the Content Fee its costs of producing the Product Images. If, in connection with the production of such Product Images, Licensee expends an amount exceeding [***] for a particular quarter, Licensee may carry over any excess to be used as a Content Fee deduction in the succeeding quarter; provided that the total amount of Content Fee deductions may not exceed [***]. Licensee may request that Licensor provide to Licensee Content that is being used by Licensor on its Coach websites (including, without limitation, Coach.com and Coachoutlet.com), and any other Coach website operated by or for Licensor, which request Licensor shall evaluate in its sole reasonable discretion on a case-by-case basis.

Licensee will comply with all reasonable timelines and guidelines established by Licensor and provided to Licensee in writing from time to time, with respect to any Licensee requests for and/or use of any Content.

Content shall also be used in connection with Licensee’s sale and distribution of Licensed Products via drop shipment pursuant to the Licensee Dropship Agreement dated [***] (the “Drop Ship Agreement, attached as Exhibit 1). Licensee shall produce the Product Images in a manner consistent with the technical specifications set forth in the Drop Ship Agreement, and with Licensor’s creative instructions and direction.

Licensee and Licensor agree and intend that all elements of the Content are Works Made For Hire within the meaning of the United States Copyright Act of 1976 and shall be the property of Licensor, who shall be entitled to use and license others to use such works of authorship. To the extent such works of authorship are not Works Made For Hire as defined by the United States Copyright Act of 1976, Licensee shall assign to Licensor copyright in such works of authorship, and Licensee irrevocably appoints Licensor as its attorney-in-fact to execute such documents if Licensee fails to return executed copies of such documents to Licensor within five (5) days following submission. Licensee waives all moral rights in works of authorship created pursuant to this Agreement. Licensee is responsible for obtaining all rights, permissions, and clearances necessary to create, copy, reproduce, display, disseminate, and otherwise use the Content, to allow Licensor and any Retailers to use the Content, and to transfer and assign all rights in the Content to Licensor.

2.
No Modification. Except as expressly modified by this Third Amendment, all terms and conditions of the License Agreement are incorporated by reference and remain in full force and effect. The License Agreement is amended as required to give effect to the terms of this Third Amendment.
3.
Counterparts. This Third Amendment may be executed in electronic counterparts, each of which is deemed an executed original even if all signatures do not appear on the same counterpart. The Parties may sign and deliver this Third Amendment via electronic transmission (via DocuSign or PDF) and agree that delivery of this Third Amendment by DocuSign/PDF is as legally binding as if physically signed in writing and has, for all purposes, the same force and effect as delivery of original signatures. No certification or authority or other third-party verification is necessary to validate an electronic signature; however, at the request of any Party, the Parties will confirm such electronic transmission by signing a duplicate original document.
4.
Governing Law. This Third Amendment is governed by the laws of the State of New York applicable to contracts made and performed in the state of New York, without regard to its conflicts of law principles.
5.
Severability. If any provision of this Third Amendment is held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Third Amendment, and this Third Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been included.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized officers to execute this Third Amendment as of the dates set forth below.

Remainder of page intentionally left blank; signatures on following page.

AGREED AND ACCEPTED:

TAPESTRY, INC.		MOVADO GROUP, INC.

By:	/s/ Judith Allan	By:	/s/ Mitchell Sussis

Name:	Judith Allan	Name:	Mitchell Sussis

Title:	VP, GM Lifestyle, License, Collaborations	Title:	Senior VP MGI/Director Swissam

Date:	2/2/2023	Date:	1/20/2023

SWISSAM PRODUCTS LIMITED

By:	/s/ Mitchell Sussis

Name:	Mitchell Sussis

Title:	Senior VP MGI/Director Swissam

Date:	1/20/2023